As Filed with the Securities and Exchange Commission on September 15, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XPeng Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

No.10, Cencun Fengzhuang Avenue

Tianhe District, Guangzhou

Guangdong 510640

People’s Republic of China

+86-020-6680-6680

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

XPeng Inc. Second Amended and Restated 2019 Equity Incentive Plan

(Full title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, N.Y. 10168

+1 (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Yeqing Zheng Vice President and General Counsel No.10, Cencun Fengzhuang Avenue Tianhe District, Guangzhou Guangdong 510640 People’s Republic of China +86-020-6680-6680	Ching-Yang Lin, Esq. Sullivan & Cromwell (Hong Kong) LLP 20/F, Alexandra House 18 Chater Road, Central Hong Kong +852-2826-8688

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (“Registration Statement”) is being filed pursuant to the General Instruction E to Form S-8 for the purpose of registering an aggregate of 14,000,000 additional class A ordinary shares of a par value of US$0.00001 each (the “Class A Ordinary Shares”) of XPeng Inc. (the “Registrant”), which are reserved for issuance under the Registrant’s Second Amended and Restated 2019 Equity Incentive Plan (the “2019 Plan”). These 14,000,000 additional Class A Ordinary Shares are of the same class as other securities for which registration statements on Form S-8 were filed on December 29, 2020 (File No. 333-251792, the “2020 S-8 Registration Statement”), on June 21, 2022 (File No. 333-265733, the “2022 S-8 Registration Statement”) and on September 13, 2024 (File No. 333-282085, the “2024 S-8 Registration Statement”, jointly with the 2020 S-8 Registration Statement and the 2022 S-8 Registration Statement, the “Existing S-8 Registration Statements”), respectively, with the Securities and Exchange Commission (the “Commission”), but were not registered under the Existing S-8 Registration Statements. An aggregate of 43,000,000 Class A Ordinary Shares in the capital of the Registrant was previously registered for the issuance under the 2019 Plan pursuant to the Existing S-8 Registration Statements. Pursuant to the General Instruction E to Form S-8, the contents of the Existing S-8 Registration Statements are incorporated by reference into this Registration Statement, except as otherwise set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated by reference herein and deemed to be a part hereof:

a. The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2025, filed with the Commission on April 16, 2026 (File No. 001-39466); and

b. The description of the Registrant’s Class  A Ordinary Shares contained in its Registration Statement on Form  8-A (Registration No. 001-39466) filed with the Commission on August 21, 2020 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s Class  A Ordinary Shares set forth in the Registrant’s Registration Statement on Form  F-1 (Registration No. 333-242283), as amended, initially filed with the Commission on August 7, 2020, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

ITEM 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s tenth amended and restated memorandum and articles of association, adopted by a special resolution of its shareholders on June 26, 2026, provides that every director and officer for the time being of the Registrant or any trustee for the time being acting in relation to the affairs of the Registrant and their respective heirs, executors, administrators, personal representatives or successors or assigns shall, in the absence of dishonesty or fraud, be indemnified by the Registrant against, and it shall be the duty of the directors out of the funds and other assets of the Registrant to pay, all costs, losses, damages and expenses, including travelling expenses, which any such director, officer or trustee may incur or become liable in respect of by reason of any contract entered into, or act or thing done by him as such director, officer or trustee or in any way in or about the execution of his duties and the amount for which such indemnity is provided shall immediately attach as a lien on the property of the Registrant and have priority as between the members over all other claims. No such director, officer or trustee shall be liable or answerable for the acts, receipts, neglects or defaults of any other director, officer or trustee or for joining in any receipt or other act for conformity or for any loss or expense happening to the Registrant through the insufficiency or deficiency of any security in or upon which any of the monies of the Registrant shall be invested or for any loss of the monies of the Registrant which shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any monies, securities or effects shall be deposited, or for any other loss, damage or misfortune whatsoever which shall happen in or about the execution of the duties of his respective office or trust or in relation thereto unless the same happens through his own dishonesty or fraud.

Pursuant to the indemnification agreement, the form of which was filed as Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 (Registration No. 333-242283), as amended, initially filed with the Commission on August 7, 2020, the Registrant has agreed to indemnify certain of its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such directors or officers of the Registrant.

Pursuant to the 2019 Plan, incorporated by reference as Exhibit 4.17 to the Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2025, filed with the Commission on April 16, 2026 (File No. 001-39466), the Registrant has agreed to indemnify the administrator of the 2019 Plan (the “Administrator”), or any individual member of the compensation committee of the board of directors of the Registrant (the “Board”) or the Board acting as the Administrator against certain liabilities and expenses incurred by such persons in connection with claims made by reason of any action or failure to act pursuant to the 2019 Plan.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement (See Exhibit Index below).

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Tenth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.1 to the current report on Form 6-K (File No. 001-39466), previously furnished to the Securities and Exchange Commission on June 26, 2026)

4.2	Form of Class A Ordinary Share Certificate (incorporated herein by reference to Exhibit 4.1 to the registration statement on Form F-1 (File No. 333-257308), as amended, initially filed with the Securities and Exchange Commission on June 23, 2021)

4.3	Form of Deposit Agreement among the Registrant, Citibank, N.A., as depositary, and the holders and beneficial owners of American Depositary Shares issued thereunder (incorporated herein by reference to Exhibit (a) to the Registration Statement on Form F-6 (Registration No. 333-248098), initially filed with the Securities and Exchange Commission on August 21, 2020)

4.4	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.3)

4.5	Dual Listing Letter Agreement (incorporated herein by reference to Exhibit (c)(i) to the registration statement on Form F-6 (File No. 333-272112), initially filed with the Securities and Exchange Commission on May 22, 2023)

4.6	Letter Agreement (Bulk Issuance) (incorporated herein by reference to Exhibit (c) to the registration statement on Form F-6 (File No. 333-256151), initially filed with the Securities and Exchange Commission on May 14, 2021)

5.1*	Opinion of Harney Westwood & Riegels

10.1	Second Amended and Restated 2019 Equity Incentive Plan (incorporated herein by reference to Exhibit 4.17 of the Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission on April 16, 2026 (File No. 001-39466))

23.1*	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers Zhong Tian LLP

24.1*	Powers of Attorney (included on the signature page in Part II of this Registration Statement)

107*	Filing Fee Table

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Guangzhou, China on September 15, 2026.

XPeng Inc.

By:	/s/ Xiaopeng He
Name: Xiaopeng He
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Xiaopeng He, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Xiaopeng He Xiaopeng He	Chairman and Chief Executive Officer (principal executive officer)	September 15, 2026

/s/ Ji-Xun Foo Ji-Xun Foo	Director	September 15, 2026

/s/ Donghao Yang Donghao Yang	Director	September 15, 2026

/s/ Fang Qu Fang Qu	Director	September 15, 2026

/s/ HongJiang Zhang HongJiang Zhang	Director	September 15, 2026

/s/ Yudong Chen Yudong Chen	Director	September 15, 2026

/s/ Jiaming (James) Wu Jiaming (James) Wu	Vice President of Finance and Accounting (principal financial and accounting officer)	September 15, 2026

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of XPeng Inc. has signed this Registration Statement or amendment thereto in New York, New York on September 15, 2026.

U.S. Authorized Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President